UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 28, 2014

TALON INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-13669	95-4654481
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

21900 Burbank Blvd., Suite 270
	Woodland Hills, California	91367
	(Address of Principal Executive Offices)	(Zip Code)

(818) 444-4100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

Talon International, Inc. (the “Company”) appointed Nancy Agger-Nielsen to serve as Chief Financial Officer of the Company, with the appointment to be effective April 1, 2014. Ms. Agger-Nielsen will serve as Vice President Finance on an interim basis until her appointment as CFO becomes effective.

Nancy Agger-Nielsen (age 51) previously served as CFO of Med-Legal, LLC, a leading California provider of litigation support services, from 2013 to 2014, and as Vice President of Finance for NDC Infrared Engineering from 2004 until 2013.  A division of Spectris plc, NDC is the leading, global supplier of on line measurement instrumentation for the manufacturing industry.  Ms. Agger-Nielsen completed an MBA program with the Peter F. Drucker School of Management at Claremont Graduate University in Claremont, CA, and earned a Bachelor of Science in Accounting at California State Polytechnic University in Pomona, CA.  Ms. Agger-Nielsen brings extensive management experience including strategic business planning, international operations, and financial analysis to her role.

Ms. Agger-Nielsen does not have any family relationships with any of the Company’s other directors or executive officers. Ms. Agger-Nielsen does not have a direct or indirect material interest in any transaction with the Company involving an amount exceeding $120,000, and no such transaction is currently proposed.

Resignation of Principal Accounting Officer

Effective February 28, 2014, Jim Reeder resigned from the Company. Mr. Reeder previously served as Vice President, Corporate Controller and Principal Accounting Officer of the Company. Lonnie D. Schnell, the Company’s Chief Executive Officer and current Chief Financial Officer, shall serve as Principal Accounting Officer until Ms. Agger-Nielsen’s appointment becomes effective.

Item 7.01	Regulation FD Disclosure

On March 5, 2014, the Company issued a press release regarding the appointment of Nancy Agger-Nielsen as Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits

Exhibits.

99.1	Press release issued by Talon International, Inc. dated March 5, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALON INTERNATIONAL, INC.

Date: March 5, 2014	By:	/s/ Lonnie D. Schnell
Lonnie D. Schnell, Chief Executive Officer